FOR IMMEDIATE RELEASE	Exhibit 99.1

August 15, 2014

Citizens Bancshares Corporation Announces Second Quarter 2014 Results

ATLANTA, August 15, 2014/PRNewswire-FirstCall/ -- Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced second quarter 2014 net income before preferred dividends of $473,000 compared to $271,000 for the same period last year. Net income available to common shareholders for the second quarter of 2014 was $414,000, or $0.19 per diluted common share compared to $212,000, or $0.10 per diluted common share, reported for the second quarter of 2013, representing a 95% increase year-over-year.

Cynthia Day, President and Chief Executive Officer, stated “We are delighted to report another quarter of sound earnings. Favorable trends, particularly in earning assets and low cost deposit growth, coupled with continued expense discipline and improvement in asset quality led to another quarter of solid core earnings growth. The Company has also had some success in minimizing the impact of net interest margin compression on its revenues, an industry wide challenge. For the first six months of the year, net interest income increased by $105,000 compared to the same period last year. As we seek further margin improvement, quality loan growth is our focus though still a challenge in some of our markets. However, we continue to deploy the needed resources to compete for new lending opportunities in a broader market within our footprint.”

Year-to-date, the Company reported a net income before preferred dividends of $889,000 compared to $543,000 for the same period in 2013. Net income available to common shareholders for the six month period was $771,000, or $0.35 per diluted common share compared to $425,000, or $0.20 per diluted common share, reported for the same period in 2013.

Other financial highlights:

  Average earning assets increased by $13.9 million compared to the previous quarter and by $8.3 million year over year.
  Average loans in the second quarter of 2014 were flat compared to the previous quarter at $182.3 million, and increased by $2.0 million compared to the same quarter last year.
  Nonperforming loans decreased by $720,000 to $5.8 million compared to the previous quarter, and represent 3.08% of loans.
  A provision for loans loss was deemed not necessary for the quarter due to the continued improvement in the loan portfolio credit quality. The allowance for loan losses was 51% of nonperforming loans compared to 44% at December 31, 2013.
  Average deposits increased by $10.4 million to $358.1 million in the second quarter of 2014 from the prior quarter, and increased by $6.7 million compared to the same quarter last year. At June 30, 2014, the Company’s cost of funds was 0.23% compared to 0.26% for the same period last year.
  During the second quarter of 2014, the net interest margin on a fully tax equivalent basis decreased slightly to 3.63% compared to 3.69% reported last quarter and for the second quarter of 2013.

  Total revenues declined by $224,000 compared to the same quarter last year due to a decrease of $182,000 in noninterest income caused by lower gains on securities sales and service charge income.

  Noninterest expenses continue to be closely managed and for the quarter decreased by $478,000 compared to the same period last year.
  Capital levels remain well above regulatory capitalization standards. At June 30, 2014, both the Company and the Bank’s capital position exceed the well capitalized minimum levels required by regulation.

	2nd	2nd
(In thousands, expect per share data)	Quarter	Quarter
	2014	2013	Change
Income Statement
Net income available to common shareholders	$414	$212	95.3%
Net income per diluted common share	0.19	0.10	90.0%
Total revenues	4,404	4,628	(4.8%)
Provision for loan losses	—	50	(100.0%)
Noninterest income	1,017	1,199	(15.2%)
Noninterest expense	3,623	4,101	(11.7%)

Balance Sheet
Average loans, gross	182,309	180,318	1.1%
Average deposits	357,671	350,996	1.9%

Capital
Total capital (to risk weighted assets)	19%	19%
Tier 1 capital (to risk weighted assets)	18%	17%
Tier 1 capital (to average assets)	11%	10%

Citizens Trust Bank prides itself on offering a full range of quality products and services throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Through its parent company, Citizens Bancshares Corporation, the Bank offers its common stock over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contact:	SOURCE: Citizens Bancshares Corporation

Citizens Bancshares Corporation

Samuel J. Cox, Chief Financial Officer
(404) 575-8306